Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
March 24, 2021

BLUE DOLPHIN ENERGY COMPANY ANNOUNCES CONTRACT AWARDED TO OPERATOR, PIVOT TO EXPLORING RENEWABLE ENERGY OPPORTUNITIES

Houston, March 24, 2021 / MarketWire / -- Blue Dolphin Energy Company (“Blue Dolphin”)(OTCQX:BDCO), an independent midstream energy company with operations in Texas, announced that its operator, Lazarus Energy Holdings LLC (“LEH”), has been awarded a contract with the Defense Logistics Agency (the “DLA”) to supply the U.S. military with jet fuel with additives (“JAA”). Under the contract, LEH will sell up to 56,545,000 U.S. gallons of JAA to the DLA. The delivery period for the award will run from April 1, 2021 through March 31, 2022 plus a 30-day carry-over period.

Blue Dolphin’s wholly owned subsidiary, Lazarus Energy, LLC (“LE”), owns the Nixon refinery, a light sweet-crude, 15,000-bpd crude distillation tower with approximately 1.2 million barrels of petroleum storage tank capacity in Nixon, Texas. All of LEH’s DLA JAA contract supply requirements will be shipped from LE’s Nixon, Texas facility. LEH manages and operates the facility pursuant to an operating agreement with Blue Dolphin and its subsidiaries. Blue Dolphin owns an additional onshore facility in Freeport, Texas and has an option to acquire an idle refinery and barge terminal facility in Ingleside, Texas.

Blue Dolphin also announced a pivot to explore renewable energy opportunities through an affiliate, Lazarus Energy Alternative Fuels LLC (“LEAF”). LEAF will explore potential opportunities to position Blue Dolphin in the global transition to cleaner, lower-carbon alternatives from traditional fossil fuels. These opportunities may include technology, development, or commercial partnerships, as well as the repurposing of assets and facilities, for the production, storage, transportation and sale of alternative fuels and other low-carbon products.

“Lower refined product demand associated with the coronavirus pandemic heightened the need to leverage Blue Dolphin’s assets in new ways,” said Jonathan Carroll, President and Chief Executive Officer of Blue Dolphin Energy Company. “A shift to the production and distribution of lower-carbon energy products has the potential to move operations toward improved profitability while at the same time reducing carbon emissions.”

Forward-Looking Statements

This press release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K and our other Securities and Exchange Commission filings. These risks may cause our actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof.  Blue Dolphin disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contact

Jonathan P. Carroll
Chief Executive Officer and President,
Blue Dolphin Energy Company
713-568-4725

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